Exhibit 10.10

CONSULTING SERVICE AGREEMENT

This Consulting Service Agreement (the "Agreement") is made effective as of May 1st, 2017 between SeD Development Management, LLC (“Company”) and MacKenzie Equity Partners, LLC (“Consultant”).

NEW AGREEMENT: This Agreement shall supersede all contracts of service between the Company and the Consultant (including but not limited to the Agreement for Consultancy Services and addendums dated July 1, 2015 and Supplemental Letter to Agreement dated December 9, 2015); which shall be deemed to have been terminated by mutual consent of the parties as from the date of this Agreement.

SERVICES, DELIVERABLES: Company hereby engages Consultant and Consultant hereby agrees to hold himself available on a full-time basis to render, and to render at the request of the Company, independent advisory and consulting services attached to this Agreement as Exhibit A (the "Services"), to the best of his ability, in compliance with all applicable laws, the Company's Articles of Incorporation and Bylaws, and the terms and conditions set forth herein. All Services will be performed solely by Consultant and are not assignable without Company's written approval.

TITLE, REPORTING, WORK HOURS: Consultant, shall report to the management team of SeD Development Management, LLC or whoever the Company may further designate Consultant to work with or for other individuals. Consultant may not engage in outside activities that are in any conflict with Consultant's work for Company and Company's interest will take precedence and not be compromised.

TERM: This Agreement will commence on May 1, 2017 and shall continue until terminated by either party in his sole discretion by giving the other party, one (1) month’s written notice. In the event of death, disability, or other incapacity resulting in the inability of Consultant to perform the duties set forth herein, this Agreement may be terminated and all compensation due hereunder shall cease as of the date of death, disability or other incapacity.

LOCATION, TRAVEL, EXPENSES: Consultant shall work from our office in Bethesda or at any of our project locations and shall travel as need be to perform the Services. Company shall reimburse Consultant for travel expenses pre-approved by Company in writing (email will suffice), and for other pre-approved expenses reasonably incurred in providing the Services. Payments made to Consultant shall be made payable to Consultant.

COMPENSATION: In full and complete consideration of Consultant’s satisfactory performance of the Services, Company will pay Consultant a monthly consultancy fees of USD20,000 payable monthly in arrears commencing from May 1, 2017.

Consultant shall provide an invoice on a monthly basis and Company shall pay Consultant on a monthly basis. Such compensation shall be payable without deduction, including no deduction for federal income, social security, or state income taxes. Consultant shall be responsible for his own taxes and the Company shall not be held accountable for any of Consultant’s tax liabilities. All payments shall be made payable to MacKenzie Equity Partners, LLC.

OWNERSHIP: The Company shall be the sole owner of any and all results, proceeds and data resulting from the Services.

CONFIDENTIALITY: In performance of the Services, Consultant may acquire confidential information, specified as confidential by Company either orally or in writing ("Confidential Information"), and Consultant agrees that he will not disclose or permit any other person or entity to disclose any of the Confidential Information to any other person or entity. Consultant will use the Confidential Information only for the purpose of performing Services. Confidential Information shall not include information, if any, which was or becomes generally available to the public other than as a result of a disclosure by Consultant or by other persons to whom Consultant has disclosed the Confidential Information.

INDEPENDENT CONSULTANT RELATIONSHIP: Consultant understands and agrees that as an independent consultant, Consultant will not be treated as an employee of the Company. Consultant agrees he is responsible to pay all applicable taxes on the Compensation and will have no right to claim or receive any employee benefits including but not limited to health or life insurance benefits, worker's compensation and/or unemployment benefits.

AUTHORITY: Consultant will have no authority whatsoever to engage other person or to assume or create any obligation, liability, or undertake any responsibility whatsoever, express or implied on behalf of and in the name of the Company or any affiliate without the specific approval from Mr. Fai Chan, Mr. Moe Chan or the Company’s designated officer. Such authority shall be in writing or email will suffice.

INDEMNITY: Consultant and Company each indemnify the other against all claims, actions, liability and expenses (including court costs and reasonable attorney's fees) resulting from a party's breach of this Agreement. In no event shall either party be liable for any incidental or consequential damages, whether foreseeable or not, occasioned by any breach of any obligation under this Agreement, whether based on negligence or otherwise.

GOVERNING LAW: This Agreement is governed by the internal laws of the state of Maryland without reference to conflict of laws. Consultant and Company consent to the jurisdiction of the courts to the state of Maryland.

MISCELLANEOUS: This Agreement contains the entire understanding of the parties and supersedes all prior written or oral understandings relating to the Services. This Agreement can be amended or modified only in a written document signed by both parties. All notices hereunder shall be in writing and delivered by an email which must be confirmed by the other party as received or overnight delivery service to the receiving party at its address set forth below:

Company: 4800 Montgomery Lane, Suite 210, Bethesda, Maryland 20814

Consultant: 312 Third Street, Suite 101, Annapolis, MD 21403

IN WITNESS WHEREOF Consultant and Company have executed this Agreement as of the date first written above.

CONSULTANT:
By: MacKenzie Equity Partners, LLC

/s/ Charles W.S. MacKenzie
Name: Charles W.S. MacKenzie
Passport No.

COMPANY:

By: /s/ Chan Tung Moe
Name: Chan Tung Moe
For and on behalf of SeD Development Management, LLC.

Exhibit A
(the "Services")

Your services will include (but not be limited) to the following –

(1)
Acting as a strategic advisor for U.S. real estate assets (“U.S. RE Assets”) to the Company and its’ officers and majority owner of the Company’s network of businesses.

(2)
Communicating with, managing and assessing the senior management in the Company’s network of businesses that relate to U.S. RE Assets.

(3)
Advising on the management of U.S. RE Assets, including sourcing opportunities, leading and management the real estate development, advising on cash requirements and investment of the cash into opportunities.

(4)
Assisting the development and management of the Company’s network of businesses that relate to U.S. RE Assets as requested.

(5)
Attend progress meetings in addition to any other tasks relevant to management of the projects.

(6)
Manage partners, buyers, general contractors, subcontractors and vendors throughout the development process.

(7)
Ensure adherence to project budgets and schedules.

(8)
Develop and review cash flows and rigorous management of budgets.

(9)
Run sensitivity analyses on various scenarios.

(10)
Analyze the overall viability of new projects.

(11)
Assist in due diligence of a project.

(12)
Summarize and develop a “package” for internal review / approval for potential investors.

(13)
Provide frequent reports on project status and progress.

(14)
Conduct fund raising activities, such as procuring loans from financial institutions, conducting presentations and road shows, and performing other investor activities.

(15)
Perform any actions necessary towards a listing of the Company and / or its affiliates.

(16)
Other projects related to the Company or SeD as may be assigned to you.

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